Exhibit 10.9
DATED                                                         February 17, 1999
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                                 (1) MIH LIMITED



                              (2) MEESPIERSON N.V.








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                                 LOAN AGREEMENT

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                                                         TAYLOR
                                                         JOYNSON
                                                         GARRETT

                                                         Carmelite
                                                         50 Victoria Embankment
                                                         Blackfriars
                                                         London EC4Y ODX

                                                         Telephone 0171-353 1234

                                                         Facsimile 0171-936 266
                                                         DX 41 London

                                      Index

Clause No.                                                              Page No.

1. Interpretation .....................................................    1
2. Amount and Purpose of Facility .....................................    9
3. Conditions Precedent ...............................................   10
4. Advances ...........................................................   10
5. Interest, Default Interest and Interest Periods ....................   11
6. Repayment and Prepayment ...........................................   12
7. Fees and Expenses ..................................................   14
8. Payments ...........................................................   15
9. Security ...........................................................   17
10. Representations and Warranties ....................................   18
11. Covenants .........................................................   21
12. Default and Acceleration ..........................................   29
13. Change of Circumstances ...........................................   33
14. Indemnity .........................................................   35
15. Set-off ...........................................................   36
16. Assignment and transfers ..........................................   37
17. Miscellaneous .....................................................   38
18. Notices ...........................................................   39
19. Law and Jurisdiction ..............................................   39

THIS LOAN AGREEMENT is made on                                February 17, 1999


BETWEEN


(1) MIH LIMITED (company number: 47572)) a company incorporated in The British Virgin Islands whose registered office is at P0 Box 3186, Road Town, Tortola, The British Virgin Islands (the "Borrower"); and

(2) MEESPIERSON N.V. operating through its London Branch at Camomile Court, 23 Camomile Street, London EC3A 7PP (the "Bank").

INTRODUCTION

     The Bank has agreed to make available to the Borrower a short term loan facility in an aggregate principal amount not exceeding US$50,000,000 (fifty million US Dollars) on the terms and conditions set out in this agreement.


AGREED TERMS


1.   Interpretation

1.1  Definitions

     In this agreement:

     "ABSA Facility" means the facility made under a credit facility letter dated 29 September 1998 made between Absa Bank Limited and the Borrower;

     "Advance" means an advance made or to be made under the Facility;

     "African Group" means Myriad Holdings Africa B.V. and its Subsidiaries but excluding the Middle East Group;

     "Asian Group" means Myriad International Holdings Asia BV and its Subsidiaries and with effect from its reorganisation as contemplated in schedule 10, the group as referred to in paragraph 1 of that schedule;

     "Borrower's Group" this shall mean each of those companies referred to in schedule 6 (or any replacement of that schedule 6 in accordance with clause 11.7(f);

     "Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in London;

     "Controlled Borrower's Group" means each of those companies referred to in schedule 4 or any other company which the Borrower or any other member(s) of the Controlled Borrower's Group, owns 100% of the issued shares;

     "Drawdown Date" means a Business Day on which an Advance is or is proposed to be made under the terms of this Agreement;

     "Drawdown Period" means the period commencing on the date that the conditions precedent referred to in clause 3.1 (Availability) are satisfied or waived in accordance with this agreement and ending on a date 270 days after the date of this agreement;

     "Encumbrance" means any mortgage, charge, assignment by way of security, pledge, lien or any other type of encumbrance or security interest or any other type of arrangement (including any sale and lease back or sale and repurchase agreement) having or intended to have a similar effect;

     "Event of Default" means any event referred to in clause 12.1 (Events of Default);

     "Facility" means the facility referred to in clause 2 (Amount and Purpose of Facility);

     "Final Repayment Date" means the earlier of:

     (a)  the date being 360 days from the date of this agreement; and

     (b) five Business Days after the receipt of funds under any equity issue, high yield issue or credit facility (in excess of US$100 million) raised or borrowed (as the case may be) by the Borrower or any Holding Company or Subsidiary of the Borrower or any other person the effect or purpose of which is to raise finance or equity in respect of the African Group, the Middle East Group, the Mediterranean Group, the Asian Group and/or the Technology Group; and

     (c) five Business Days after a repayment in full and final settlement takes place of the ABSA Facility and/or that facility is terminated;

     "Finance Documents" means this agreement, the Security Documents and any other agreement, document or deed entered into or executed and delivered pursuant to the terms of this agreement, the Security Documents or in connection with this agreement and/or the Security Documents and "Borrower's Finance Documents" means the Finance Documents to which the Borrower is a party;

     "Guarantors Group" means those companies particulars of which are set out in schedule 2 including any member of the Borrower's Group that may be required from time to time to grant a guarantee in favour of the Bank in accordance with this agreement;

     "Group Business Plan" means the business plan dated 1 February 1999 a copy of which has been signed on behalf of the Bank and the Borrower for the purposes of identification;

     "Holding Company" means in relation to any company, a company of which it is a Subsidiary;

     "Intercompany Loans" means any loan or other extension of credit made between one member of the Borrower's Group to another member of the Borrower's Group;

     "Interest Payment Date" means in relation to each Interest Period the last Business Day of each Interest Period;

     "Interest Period" means each period for the calculation of interest ascertained in accordance with clause 5.4 (Duration of Interest Periods);

     "LIBOR" means, in relation to any Advance or any unpaid sum, the annual percentage rate at which deposits in US Dollars for the amount of the Advance or unpaid sum and for a period equal to such Interest Period are offered to the Bank by prime banks in the London Interbank Market at or about 11.00 am on the first Business Day of such Interest Period for delivery on such Business Day;

     "Licence" means any licence or authorisation in the name of a member of the Borrower's Group in connection with its business granted by the relevant regulatory body in the jurisdiction in which that member carries on its business as at the date of this agreement, evidence as to which has been provided to the Bank under paragraph (g) of part 1 of schedule 5, in each case, as modified, varied, amended or replaced from to time;

     "Loan" means at any relevant time the principal amount outstanding under the Facility;

     "Margin" means 0.9 per cent per annum;

     "Material Contract" means each document or agreement listed in schedule 9;

     "Mediterranean Business Plan" means the approved budget and business plan in respect of the Mediterranean Group a copy of which is attached as schedule 8;

     "Mediterranean Group" means NetMed B.V. and its Subsidiaries and with effect from its reorganisation as contemplated in schedule 10, the group as referred to in paragraph 3 of that schedule;

     "Merrill Lynch Facility" means the facility intended to be made under a facility letter from the Standard Bank of South Africa Limited to MultiChoice Africa (Pty) Limited and under swap agreements to be made between Merrill Lynch South Africa (Pty) Limited and MultiChoice Africa
     (Pty) Limited and between Merrill Lynch International and Villiers Securities Limited;

     "Middle East Group" means MultiChoice Middle East SMS Company Limited and its Subsidiaries;

     "Notice of Drawdown" means a notice substantially in the form set out in schedule 1;

     "Obligors" means the Borrower, the Guarantors and any person providing security to the Bank in respect of or in connection with the Facility;

     "Open Agreement" means the letter agreement dated 18 December 1998 from Myriad International Holdings B.V. to Thomson Multimedia S.A. and Thomson Consumer Electronics, Inc. relating to the acquisition by the Borrower of shares in Open T.V., Inc.;

     "Operational Rights and/or Leases" means film and/or programme rights agreements and transponder leases;

     "Permitted Borrowings" means:

     (a)  the borrowings or other financial obligations specified in schedule 8;

     (b) financial obligations under Operational Rights and/or Leases on the part of the Borrower's Group existing as at 31 December 1998 and any further amounts permitted under clause 11.7(c);

     (c)  financial obligations secured by a Permitted Encumbrance;

     (d) financial obligations incurred in the ordinary course of business in connection with the purchase of tangible property, personal property or the leasing of tangible property (in the case of any leases the amount of such financial obligations shall be calculated by reference to the amount attributable to capital in accordance with generally accepted accounting principles) or services provided and in all such cases up to an aggregate maximum amount of US$5,000,000 (or its equivalent in any relevant currency) in any period of 12 months, the first such period commencing on the date of this agreement); and

     (e) the borrowings or other financial obligations in respect of Intercompany Loans permitted under this agreement;

     "Permitted Encumbrance" means:

     (a) Encumbrances existing as at the date of this agreement (or as contemplated by schedule 8) and securing borrowings or other financial obligations referred to in paragraph (a) of the definition of "Permitted Borrowings";

     (b) Encumbrances arising under this agreement or any of the Finance Documents;

     (c) any Encumbrance which the Bank has at any time in writing agreed shall be a Permitted Encumbrance;

     (d) any Encumbrance arising in the ordinary course of business and solely by the operation of law and not as a result of any default;

     (e) Encumbrances in respect of financial obligations referred to in paragraphs (b) and (d) of the definition of "Permitted Borrowings", securing indebtedness not exceeding, at any one time, in aggregate the amounts specified in such paragraphs (or its equivalent in any relevant currency);

     "Potential Event of Default" means any event or circumstance which with the giving of notice and/or lapse of time and/or the fulfilment of any other condition will, if unremedied, constitute an Event of Default;

     "Security Documents" means the documents specified in clause 9 and any other document which grants security rights or rights by way of guarantee in respect of any liabilities of the Borrower under this agreement;

     "Subsidiary" means in relation to any company or corporation any of:

     (a) a company or corporation which is controlled, directly or indirectly, by the first mentioned company or corporation; or

     (b) a company or corporation of which more than half of the nominal value of its equity share capital is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

     (c) a company or corporation which is a subsidiary of another subsidiary of the first mentioned company or corporation;

     "Technology Group" means Irdeto BV and its Subsidiaries and with effect from its reorganisation as contemplated in schedule 10, the group as referred to in paragraph 2 of that schedule;

     "Tranche A" means that part of the Facility for the purpose set out in clause 2.2(a) in an amount of US$45,000,000;

     "Tranche A Available Commitment" means, save as otherwise provided in this agreement, the amount of Tranche A less:

     (a) the aggregate amount of Tranche A which has been advanced by the Bank under this agreement;

     (b) any reduction in Tranche A which will occur prior to the proposed Advance under Tranche A consequent upon a cancellation or reduction of the whole or any part of Tranche A pursuant to the terms of this agreement; and

     (c) the amount of any Advance under Tranche A which the Bank is then obliged to make on or before the date of the proposed Advance;

     "Tranche B" means that part of the Facility to be advanced for the purpose set out in clause 2.2(b) in an amount of US$5,000,000;

     "Tranche B Available Commitment" means, save as otherwise provided in this agreement, the amount of Tranche B less:

     (a) the aggregate amount of Tranche B which has been advanced by the Bank under this agreement;

     (b) any reduction in Tranche B which will occur prior to the proposed Advance under Tranche B consequent upon a cancellation or reduction of the whole or any part of Tranche B pursuant to the terms of this agreement; and

     (c) the amount of an Advance under Tranche B which the Bank is then obliged to make on or before the date of the proposed Advance;

     "US Dollars" and "US$" means the lawful currency for the time being of the United States of America; and

     "Value Added Tax" means value added tax or any other tax substituted for that tax or in respect of supplies, turnover or value added sales.

1.2  Further definitions

     Any reference in this agreement to:

     "certified copy" and "copy certified" means a copy certified as true and up to date by a director or executive officer (being the Chairman, Chief Executive Officer, President or Secretary) of the relevant person;

     "control" of one person by another means that the other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove the majority of the members of the governing body of that person or otherwise controls or has the power to control the affairs and policies of that person (and "controlled" shall be construed accordingly);

     "financial obligations" of any person includes any indebtedness of that person for or in respect of:

     (a)  money borrowed or raised;

     (b)  any acceptance credit or guarantee facility;

     (c) any loan stock, bond, note or other debt security;

     (d) leases or hire purchase contracts which would, in accordance with generally accepted accounting principles be treated as finance or capital leases;

     (e) any purchase price for assets or services, the payment of which is deferred for a period in excess of 90 days;

     (f)  redeemable preference shares;

     (g)  any receivables discounting or sale arrangements;

     (h) any other agreement or arrangement having the commercial effect of borrowing or raising money;

     (i) any currency and/or interest swap agreement, interest rate cap collar or floor or similar arrangement in relation to interest rate or currency movements;

     (j)  option or future; and

     (g) any guarantee, indemnity or other assurance against loss entered into by that person in relation to the indebtedness of another person which would fail within any of the above categories;



     "generally accepted accounting principles" means generally accepted accounting principles as recommended by the International Accounting Standards and generally adopted and accepted;

     "guarantee" includes any obligation (however called) of any person to guarantee, pay, purchase, or provide funds for the payment of any indebtedness of any other person, or to indemnify against the consequence of default in the payment of such indebtedness, or otherwise be responsible for such indebtedness (and for this purpose the provisions of funds includes advancing money, purchasing or subscribing for shares or other securities and purchasing assets or services);

     "law" includes:

     (a)  common law;

     (b)  any statute, by-law, regulation, instrument; and

     (c)  any kind of subordinate legislation,

     and any order, requirement, code of practice, circular, guidance note, licence, consent or permission made or given pursuant to any of the foregoing and having the force of law (and "lawful" and "unlawful" will be construed accordingly);

     "material adverse effect" means in relation to any event or circumstance that in the reasonable opinion of the Bank such event or circumstance may have a material adverse effect on the financial condition, business, assets or undertaking of the Borrower's Group taken as a whole which has the effect of materially impairing the ability of an Obligor duly to perform its payment or other material obligations under the Finance Documents to which it is a party provided that the failure of the listing of the Borrower on Nasdaq and/or the Amsterdam Stock Exchange shall not in itself constitute an event or circumstance constituting a material adverse effect;

     "month" or a period of one or more "months" is a reference to:

     (a) a period which ends on the date (the "corresponding day") in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started; or

     (b) if the corresponding day is not a Business Day, a period which ends on the first Business Day after the corresponding day; or

     (c) if there is no Business Day after the corresponding day in the relevant calendar month, a period which ends on the last Business Day before the corresponding day; or

     (d) if the period started on the last Business Day in a calendar month or if there is no corresponding day, a period which ends on the last Business Day of the relevant calendar month;

     "official requirement" means any requirement, directive, request, guideline or notice (general or specific) whether or not having the force of law of or issued by any applicable fiscal, monetary or banking authority of any kind;

     "person" shall include any individual, company, corporation, limited liability company, association, partnership (whether with limited liability or otherwise), joint venture, trust or estate, an unincorporated organisation, a government or any agency or political subdivision thereof, or any other entity (whether or not having a separate legal personality);

     "shares" includes any share (whether registered or bearer) in the capital of a company, corporation, limited liability company or association or other entity howsoever described;

     "statute or statutory provision" includes that statute or statutory provision as amended, extended or re-enacted and any by-law, regulation, order, instrument or subordinate legislation made under the relevant statute or statutory provision; and

     "tax(es)" includes any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and however called, levied, collected, withheld or assessed by any person.

1.3  Interpretation

     In this agreement:

     (a) the expression "Bank" includes its permitted successors, transferees and assigns immediate or derivative;

     (b) references to any agreement or document are to such agreement or document as from time to time amended, modified, novated, supplemented or replaced by a document having a similar effect;

     (c)  the singular includes the plural and vice versa;

     (d) references to clauses and sub-clauses and to schedules are to the clauses and sub-clauses of and to the schedules to this agreement;

     (e) the words "including" and "in particular" are to be construed as being by way of illustration and are not to be construed so as to limit the generality of any preceding words;

     (f) the words "other" and "otherwise" are not to be construed as being limited by any words preceding them;

     (g) the headings to clauses and sub-clauses are to be ignored in construing this agreement; and

     (h) references to time are to London time unless otherwise specified.

2.   Amount and Purpose of Facility

2.1  Facility

     Subject to the terms of this agreement the Bank agrees to grant to the Borrower a short term loan facility in two tranches, Tranche A and Tranche B, in the following amounts:

     (a) Tranche A shall be in a principal amount of US$45,000,000 (forty five million US Dollars); and

     (b) Tranche B shall be in a principal amount of US$5,000,000 (five million US Dollars).

2.2  Purpose

     The proceeds of the Facility will be used by the Borrower as follows:

     (a) Tranche A will be used by the Borrower to part fund general corporate requirements of the Borrower's Group including, without limitation, for the acquisition of assets and shares in accordance with this agreement; and

     (b) Tranche B will be used by the Borrower to pay interest, commissions, fees, costs, expenses and duties payable by the Borrower under this agreement.

2.3  No responsibility for application

     The Bank is not obliged to concern itself with or be responsible for the application of any of the proceeds of the Facility.

3.   Conditions Precedent

3.1  Availability

     Advances under Tranche A and Tranche B will be available to the Borrower only when the Bank has notified the Borrower that the conditions precedent in parts I and II of schedule 5 have been satisfied or waived with or without conditions.

3.2  Final date for satisfaction of conditions precedent

     The conditions precedent in parts I and II of schedule 5 must be satisfied no later than 12 March 1999 (or in the case of the Security Documents referred to in clause 9.1(d), no later than 31 March 1999) or, in each case, such later date as the Bank, may at its option, stipulate. The Bank shall within 24 hours after satisfaction or waiver, as is the case may be, of all such conditions precedent, notify the Borrower thereof in writing.

3.3  Automatic cancellation

     Any part of the Facility remaining undrawn and uncancelled at the end of the Drawdown Period shall be automatically cancelled.

3.4  Direct payment

     Where the terms of this agreement or any Notice of Drawdown provides for an Advance or part of an Advance to be applied by the Bank otherwise than by payment to the Borrower, such application will satisfy the obligation of the Bank to make the Advance or the relevant part of it as if the proceeds of such Advance or the relevant part of it had been paid direct to the Borrower.

4.   Advances

4.1  The Facility

     The Borrower may from time to time during the Drawdown Period utilise the Facility by delivering to the Bank by no later than 11.00 a.m. on the second Business Day prior to the date on which a proposed Advance is to be made a Notice of Drawdown requesting an Advance only if the conditions in clause 4.2 (Conditions) have been satisfied.

4.2  Conditions

     The conditions referred to in clause 4.1 (The Facility) are that:

     (a) the Bank has notified the Borrower that the conditions precedent referred to in clause 3.1 (Availability) have been either satisfied or waived with or without conditions;

     (b) the aggregate of the Advances requested to be made under Tranche A does not exceed the Tranche A Available Commitment and which if less than the Tranche A Available Commitment is an amount or integral multiple of US$1,000,000;

     (c) the aggregate of the Advances requested to be made under Tranche B does not exceed the Tranche B Available Commitment;

     (d) an Advance under Tranche B to fund the payment of costs, commissions, fees, expenses and duties under this agreement shall only be permitted if the Bank considers in its reasonable discretion having regard to anticipated movement in interest rates that after such payment the amount of the Tranche B Available Commitment after such Advance would be sufficient to meet interest as and when it falls due under this agreement;

     (e) Advances under Tranche B shall not be available to meet any costs, fees or expenses due under clause 7.3(b);

     (f) no more than four Advances under Tranche A may be requested in any one month; and

     (g) the conditions precedent referred to in part III of schedule 5 are satisfied at the proposed Drawdown Date.

5.   Interest, Default Interest and Interest Periods

5.1  Interest

     The Borrower will pay interest on each Advance in respect of each Interest Period on each Interest Payment Date at the rate per annum determined by the Bank to be the aggregate of:

     (a)  LIBOR; and

     (b)  the Margin.

5.2  Default interest

     If the Borrower fails to pay any amount due under this agreement on its due date (whether at stated maturity, by acceleration or otherwise), the Borrower will on written demand from the Bank pay interest on that amount from the due date of actual payment (before and after judgment) at the rate per annum determined by the Bank from time to time to be two per cent per annum above:

     (a) where the unpaid amount is principal which becomes due during an Interest Period, the rate applicable to the amount immediately before it became due but only for the remaining part of that Interest Period; or

     (b) in the case of any other amount a rate in respect of successive periods being treated as Interest Periods of such duration as the Bank may select equal to:

          (i) LIBOR and all unpaid amounts being treated as Advances for this purpose; and

          (ii) the Margin.

     So long as such non-payment continues such rate will be recalculated on the same basis at the end of each period for which interest has previously been calculated. Interest will be payable and, if not paid, compounded at the end of each period of one month.

5.3  Notification of rate by Bank

     The Bank will promptly upon each determination of an interest rate notify the Borrower of such rate.

5.4  Duration of Interest Periods

     Subject to the restrictions referred to in clause 5.5 (Restrictions on duration), each Interest Period will have a duration of three months.

5.5  Restrictions on duration

     The restrictions on the duration of Interest Periods are that:

     (a) the first Interest Period in respect of each Advance will commence on the date of drawdown of that Advance and each subsequent Interest Period in respect of that Advance will commence on the date immediately following the date of the expiry of the previous Interest Period;

     (b) if the first Interest Period with respect to any Advance begins during an existing Interest Period, it shall end at the same time as such existing Interest Period to ensure consolidation of Interest Periods; and

     (c) if any Interest Period would otherwise extend beyond the Final Repayment Date that Interest Period will end on the Final Repayment Date.

6.   Repayment and Prepayment

6.1  Repayment

     The Borrower will repay the Loan and all other amounts owing to the Bank under the Borrower's Finance Documents in full on the Final Repayment Date.

6.2  Prepayment

     The Borrower will be entitled on any Interest Payment Date to prepay (without penalty or premium) all or any part of the Loan if:

     (a) the Borrower first gives the Bank not less than seven days' written notice of its intention to prepay;

     (b) (in the case of a partial prepayment) it is in respect of a minimum of US$5,000,000 and integral multiples of US$500,000; and

     (c) the Borrower pays to the Bank any amount due under clause 14 (Indemnity) at the same time as the prepayment.

6.3  Mandatory Prepayment

     If a prepayment is made under the Merrill Lynch Facility, the Borrower shall at the same time as that prepayment, prepay to the Bank an amount equal to the prepayment made under the Merrill Lynch Facility, together with any amounts under clause 14 (Indemnity). The Borrower shall keep the Bank informed of any proposed prepayment intended to be made under the Merrill Lynch Facility.

6.4  Interest and other amounts

     The Borrower will, at the time of any prepayment of the Loan, pay to the Bank accrued interest on the amount prepaid to the date of actual payment and if the whole of the Loan is prepaid all other amounts payable by the Borrower pursuant to this agreement.

6.5  No withdrawal of notices or reborrowing

     A notice of prepayment may not be withdrawn and no amount prepaid or repaid may be reborrowed.

6.6  Cancellation

     The Borrower will be entitled to cancel the unutilised balance of the Facility if the conditions in clause 6.7 are satisfied. A notice of cancellation may not be withdrawn.

6.7  Conditions applicable to cancellation

     The conditions referred to in clause 6.6 (Cancellation) are that:


     (a) the Borrower first gives to the Bank not less than seven days written notice of its intention to cancel specifying the amount to be cancelled and the date on which such cancellation shall take effect; and

     (b) a partial cancellation is in respect of a minimum amount of US$5,000,000 and integral multiples of US$500,000.

7.   Fees and Expenses

7.1  Facility fee

     The Borrower will pay a facility fee in accordance with the following terms:

     (a) US$75,000 shall be paid by the Borrower on 12 March 1999 in the event that an Advance has not been made by that date and at the same time as such payment the Borrower shall pay to the Bank all reasonable legal and out-of-pocket expenses and any related Value Added Tax incurred by the Bank in connection with the preparation and negotiation of each Finance Document; and

     (b) if an Advance is made, the fee referred to in sub clause (a) above shall be increased to US$350,000 and that amount shall be paid on the date that the first Advance is made and may be paid by the Borrower out of the proceeds of an Advance under Tranche B.

     If the Bank permits an Advance after having received the fee referred to in sub clause (a), the fee in paragraph (b) shall be reduced by the amount so received by the Bank.

7.2  Commitment fee

     The Borrower will pay to the Bank (whether or not an Advance is made) a commitment fee calculated during the period from the date of this agreement and ending on the Final Repayment Date at the rate of 0.45 % per annum on the daily unutilised amount of the Facility. Such commitment fee shall be paid by the Borrower to the Bank at the end of each successive three month period, the first such period commencing on the date of this agreement.

7.3  Costs and expenses

     The Borrower will pay to the Bank on demand:

     (a) all reasonable costs and expenses (including reasonable legal and out-of-pocket expenses and any related Value Added Tax) incurred by the Bank in connection with the preparation, negotiation and execution of each Finance Document and any amendment or extension of, or the granting of any waiver or consent under any Finance Document; and

     (b) all costs and expenses (including legal and out-of-pocket expenses, accountancy fees, consultancy fees and any related Value Added Tax) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, any Finance Document or otherwise in respect of any liabilities of the Obligors under the Finance Documents.

7.4  Stamp and other duties

     The Borrower will pay all stamp duties, documentation and registration fees or other like taxes imposed on or in connection with any Finance Document and will indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties, fees or taxes.

7.5  Authority to debit accounts

     The Borrower authorises the Bank to debit (after having given prior notice to the Borrower setting out the details thereof) any loan or other account of the Borrower with the Bank in order to pay fees, costs, charges or expenses for which the Borrower is liable under any Finance Document, irrespective of whether any such action taken by the Bank might cause the maximum amount available under the Facility to be exceeded.

8.   Payments

8.1  Payments

     All payments by the Borrower under this agreement must be made to such account as the Bank notifies to the Borrower and must be in the currency in which they are due and received in cleared funds (or in such other funds as shall be customary for the settlement of that currency) no later than 12.00 noon on the due date.

8.2  Business Day

     When any payment under this agreement would otherwise be due on a day which is not a Business Day payment will be made on the Business Day immediately preceding that day.

8.3  Basis of calculating annual payments

     All interest, fees, and other payments of an annual nature under this agreement will accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

8.4  Certification by Bank

     Any certificate or determination of the Bank as to any amount payable by the Borrower under this agreement will, in the absence of manifest error, be prima facie evidence of the amount so payable by the Borrower.

8.5  Part payments

     If the Bank receives a payment insufficient to discharge an amount then due from the Borrower then notwithstanding any appropriation by the Borrower the Bank will apply that payment:

     (a) first, in or towards payment of any unpaid costs and expenses of the Bank under this agreement;

     (b) secondly, in or towards payment pro rata of any accrued interest due but unpaid under this agreement;

     (c) thirdly, in or towards payment pro rata of any principal due but unpaid under this agreement; and

     (d) fourthly, in or towards payment pro rata of any other amount due but unpaid under this agreement,

     or in such other order as the Bank may direct.

8.6  Payments to be made in full

     All payments by the Borrower under this agreement will be made in full without set-off or counterclaim and free and clear of any deduction or withholding for or on account of any taxes unless the Borrower is required by applicable law to make any withholding or deduction from any payment due under this agreement for or on account of any taxes. In this event, the Borrower will:

     (a)  promptly notify the Bank;

     (b) pay such additional amounts as are necessary to ensure that the Bank receives the amount which it would have received if there had been no such deduction;

     (c) promptly pay the tax deducted to the appropriate tax authority before any fine or penalty becomes payable; and

     (d) indemnify the Bank in respect of any such taxes.

8.7  Tax credits

     If the Borrower makes a payment pursuant to clause 8.6 (Payments to be made in full) for the account of the Bank and the Bank determines that it has received or has been granted a credit against or relief, refund, return or remission for or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment (each a "tax credit") and the Bank has received value for such credit or repayment the Bank will promptly pay to the Borrower such amount as the Bank determines to be attributable to such deduction or withholding or payment and which leaves the Bank (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding or payment.

8.8  Tax affairs of the Bank

     Nothing in clause 8.7 (Tax Credits) will interfere with the right of the Bank to arrange its tax affairs in whatever manner it thinks fit or oblige the Bank to claim any tax credit in priority to any other credit against or relief or remission for or repayment of any tax paid or payable by it or to disclose to the Borrower any information regarding its tax affairs or tax computations.

8.9  Reimbursement

     If any payment is made to the Borrower under clause 8.7 (Tax Credits) by the Bank and the Bank later determines that the tax credit in respect of which such payment was made was not available to it or has been withdrawn or that it was unable to use such tax credit in full, the Borrower will pay the Bank such amount as the Bank determines to be required to put it in the same after tax position as it would have been if such tax credit had been obtained, fully used and retained by the Bank but not exceeding the amount paid by the Borrower under clause 8.6 (Payments to be made in full).

8.10 Tax receipts

     As soon as practical, but in any event prior to the date on which any fine or penalties become payable, after any deduction or withholding of any such taxes pursuant to clause 8.6 (Payments to be made in full) the Borrower will forward to the Bank official tax receipts and any other documents or evidence reasonably required by the Bank that such taxes have been remitted to the appropriate taxation authority.

8.11 Tax indemnity

     Without prejudice to the provisions of clause 8.6 (Payments to be made in full) if the Bank is required to make any payment on account of tax or otherwise on or in relation to any amount received or receivable by the Bank under the Finance Documents (other than tax on its overall net income) (including any amount received or receivable under this clause 8) or any liability in respect of the Bank is asserted, imposed, levied or assessed against the Bank as a result of the transactions contemplated by the Finance Documents (other than tax on its overall net income) the Borrower will upon written demand of the Bank promptly indemnify the Bank against such payment or liability together with any interest, penalties and reasonable expenses payable or incurred in connection therewith.

9.   Security

9.1  Security Documents

     The Borrower will:

     (a) enter into a charges in respect of the issued share capital in the name of the Borrower of the following companies:

          (i)  Parowan Limited;

          (ii) MIH Holdings S.A. (Luxembourg); and

         (iii) Paltech Limited;

     (b) procure that each Guarantor enters into a pledge over the shares which it owns in its Subsidiaries set opposite its name in schedule 3 in favour of the Bank, in form and substance satisfactory to the Bank;

     (c) procure that each Guarantor enters into a guarantee and indemnity in favour of the Bank in respect of all of amounts from time to time outstanding under this agreement, in form and substance satisfactory to the Bank;

     (d) by no later than 31 March 1999:

          (i) enter into or procure that the relevant member of the Borrower's Group enters into a pledge in respect of the issued share capital in its name in United Broadcasting Corporation Public Company Limited, such pledge ranking behind the share pledge granted in connection with the ABSA Facility; and

          (ii) procure that Parowan Limited enters into a pledge over the whole of the issued share capital of TV/Com International Inc,

          together with legal opinions from lawyers in the relevant jurisdiction, in each such case, in form and substance satisfactory to the Bank; and

     (e) procure that MIH Finance S.A. shall if so requested by the Bank, enter into a pledge over shares (subject to the arrangements with MP Communications B.V. and MPC Sport Licencing B.V. entered into on 29 June 1997 and 3 September 1997) in NetMed B.V. as and when MIH Finance S.A. is entitled to such shares or otherwise such shares are returned to MIH Finance S.A..

9.2  Consents and documentation

     The Borrower shall ensure that all consents and all documents, regulations and licences and other matters and things required by the Bank to perfect the security to be created pursuant to the Security Documents are produced, executed, obtained or made as required by the Bank.


10.  Representations and Warranties

10.1 Representations and Warranties

     The Borrower represents and warrants to the Bank as set out in this clause.

10.2  Duration and Scope

      Save for the representation and warranty in clause 10.18 in respect of information provided before the date of this agreement, the representations and warranties set out in this clause will be deemed to be repeated by the Borrower on each Interest Payment Date in relation to the then existing circumstances.

10.3  Status

      The Borrower is a company duly incorporated and validly existing in all respects under the laws of The British Virgin Islands and has the power and authority to own its assets and to carry on its business as it is now being conducted.

10.4  Power and authority

      The Borrower has the power to borrow and to perform its obligations under the Borrower's Finance Documents and it has taken all necessary corporate and other action to authorise the borrowing contemplated by this agreement on the terms of this agreement and to enter into and perform its obligations under the Borrower's Finance Documents.

10.5  Enforceability

      The terms of the Borrower's Finance Documents constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

10.6  No violation

      The execution and delivery by the Borrower of the Borrower's Finance Documents and the performance of their respective terms by the Borrower does not and will not exceed any power granted to it by, or violate any provision of:

      (a)   any law to which it is subject;

      (b)   its memorandum and articles of association; and

      (c) any mortgage, charge, deed, contract or other undertaking or instrument to which it is a party or which is binding upon it or any of its assets.

10.7  Approvals

      No approvals, authorisations, licences or consents and filings or registrations other than as may be required in respect of the registration of the Security Documents or other acts or things are required for:

      (a) the due execution and delivery by the Borrower of the Borrower's Finance Documents;

      (b)   the utilisation of the Facility; and

      (c) the performance and observance by the Borrower of the provisions of the Borrower's Finance Documents or to render the Borrower's Finance Documents legal, valid, enforceable and admissible in evidence.

10.8  Audited Accounts

      The most recent annual audited consolidated accounts of the Borrower's Group produced to the Bank have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all respects the results of its operations for that financial period and no significant liabilities (contingent or otherwise) existed at the end of such financial period which were not properly and fully (in accordance with generally accepted accounting principles consistently applied) disclosed or reserved against in such financial statements.

10.9  Management Accounts

      The most recent unaudited consolidated management accounts of the Borrower's Group produced to the Bank in accordance with clause 11.3(b) present fairly in all material respects the financial condition of the Borrower's Group as at the end of the financial period to which they relate and the results of its operations for that financial period.

10.10 No change in financial condition

      There has been no change in the financial condition of the Borrower's Group from that set out in its annual audited consolidated accounts, or unaudited consolidated management accounts most recently delivered to the Bank which is likely to have a material adverse effect, other than changes that have been or will be brought about as a result of the entering into of Permitted Borrowings.

10.11 No default or litigation

      No member of the Borrower's Group is in default under any agreement to which it is a party or by which it may be bound which default is likely to have a material adverse effect and no litigation, arbitration or administrative proceedings are presently current, pending or, to the knowledge of the Borrower, threatened against any member of the Borrower's Group which are likely to have a material adverse effect.

10.12 No Event of Default

      No Potential Event of Default or Event of Default has occurred and is continuing.

10.13 Taxes

      No stamp, registration or similar tax is payable on or in relation to any of the Finance Documents.

10.14 Encumbrances

      There is no Encumbrance over any of the property, rights and assets of any member of the Borrower's Group other than the Permitted Encumbrances.

10.15 Withholding taxes

      Payments to be made under the Borrower's Finance Documents by the Borrower may be made in full without any deduction or withholding for or on account of any taxes.

10.16 Group structure

      The structure of the Borrower's Group set out in schedule 6 is true, complete and accurate in all material respects and not misleading, provided to the extent that the structure of the Group is altered with the consent of the Bank in accordance with clause 11.7(t), this representation and warranty shall be deemed to be made by reference to the revised structure chart provided in accordance with clause 11.7(t).

10.17 Group external debt structure

      The debt structure of the Borrower's Group as set out in schedule 8 is true, complete and accurate in all material respects (which for the purpose of this clause 10.17, "material" shall be construed as 2 1/2% or greater difference) and not misleading.

10.18 Information

      All information and all other material supplied by or on behalf of the Borrower to the Bank was true in all material respects when supplied. Neither the Borrower nor any person supplying such information on the Borrower's behalf has omitted to supply any information which, if disclosed, would be likely to adversely affect the decision of any person to enter into this agreement and nothing has occurred since the date on which any information or other material was supplied to the Bank which makes the information supplied untrue or misleading and which if disclosed would be likely to adversely affect the decision of any person to enter into this agreement.

10.19 Regulatory

      The Licences are in full force and effect and no other official requirement is required to enable each member of the Borrower's Group to carry on its business.

11.   Covenants

11.1  Undertaking

      The Borrower undertakes with the Bank that so long as the Bank has any obligations under this agreement or any amount remains outstanding or payable under this agreement the Borrower will comply with the covenants in this clause 11.

11.2  Consents

      The Borrower will and will procure that each member of the Controlled Borrower's Group will:

      (a) obtain, maintain in full force, and comply in all material respects with any conditions imposed in connection with, every authorisation of governmental or public bodies or courts, do all other acts or things which may from time to time be necessary under applicable law for the continued due performance of their respective businesses the absence of which is likely to have a material adverse effect and in respect of each Obligor the continued performance of its obligations under the Finance Documents to which it is a party;

      (b) comply with all material applicable laws, rules, regulations, agreements, orders, licences and concessions (including, without limitation, all material environmental laws and the Licences in its name) and obtain and maintain all material governmental and regulatory consents and approvals required for the operation of their respective business (the absence of which is likely to have material adverse effect) and shall:

            (i) promptly pay, when due, all and any registration, renewal and licence fees and any fees and other additional payments required under any Licence or under any law;

            (ii) use its best endeavours to ensure that all notices and registrations reasonably necessary for the protection by it of its respective rights and interest therein are promptly given and/or made by it in the appropriate forms; and

            (iii) upon becoming aware of an infringement or potential
                  infringement which is likely to have a material adverse effect of any Licence and/or any law, promptly take such action as may be required to remove such infringement or prevent the occurrence of such potential infringement.

11.3  Information

      The Borrower will:

      (a) provide the Bank as soon as they are available but in any event by no later than 31 July 1999 with copies of the annual audited consolidated accounts of the Borrower's Group (prepared in accordance with generally accepted accounting principles consistently applied) in respect of the financial year ending on 31 March 1999;

      (b) provide the Bank with quarterly unaudited consolidated management accounts of the Borrower's Group as soon as they are available but in any event within

            60 days of the end of the quarter to which they relate, the first such management accounts to be provided in respect of the three month period ending on 30 June 1999 which will include, inter alia, cash flow reports, operating and performance data and management commentary reports with respect to the ongoing business operations of the Borrower's Group in a form to be agreed by the Bank and the Borrower;

      (c) promptly provide and procure that the Bank is promptly provided with any relevant information regarding the Borrower's Group or regarding any security provided in connection with this agreement, which the Bank may reasonably request in writing;

      (d) upon becoming aware of the same promptly notify the Bank of the occurrence of any Event of Default or Potential Event of Default and at the same time inform the Bank of any action taken or proposed to be taken by it or the relevant member of the Borrower's Group in connection with such Event of Default or Potential Event of Default;

      (e) promptly notify the Bank of any litigation, arbitration or administrative proceedings which to its knowledge are threatened, pending or have been commenced against it or any member of the Borrower's Group which is likely to have a material adverse effect;

      (f) upon becoming aware of the same notify the Bank of the occurrence of any event which would entitle any party to a Material Contract to terminate that Material Contract and at the same time inform the Bank in writing of any action taken or proposed to be taken by the Borrower or the relevant member of the Controlled Borrower's Group in connection with any such event;

      (g) ensure that all information supplied to the Bank by it or any other member of the Borrower's Group is at the time of supply accurate in all material respects;

      (h) on the written request of the Bank inform the Bank as to the progress being made in respect of the proposed equity issue, high yield issue or credit facilities referred to in paragraph (a) of the definition of Final Repayment Date;

      (i) on the written request of the Bank inform the Bank as to the progress being made in respect of the listing of NetMed B.V. on the Athens Stock Exchange or the proposed restructuring of the Mediterranean Group in order to admit as shareholders in the company which will own the Greek digital platform (which may be MultiChoice Hellas S.A, or an other company incorporated in Greece (in which NetMed B.V. or Myriad Development B.V. will have or will acquire a shareholding of not less than 30%)) and/or into NetMed Hellas S.A., any or all of Greek Radio-Television S.A. ("ERT"), Telecommunications Organisation of Greece S.A, ("OTE"), Teletypos Television Programme Societe Anomyme ("Mega") and Antenna TV S.A, ("Antenna");

      (j) notify the Bank immediately upon becoming aware of the removal or relaxation of exchange control provisions in The Republic of South Africa, which would enable the African Group to give guarantees and/or security in favour of the Bank without any approval of the South African Reserve Bank, and if so requested by the Bank after receiving notice from the Borrower as aforesaid and the Borrower shall procure that, the African Group provides guarantees and/or share pledges in form and substance satisfactory to the Bank, subject to any prior guarantees and/or share pledges which at that time may already have been given by the African Group;

      (k) on the written request of the Bank inform the Bank as to the progress of the acquisition of the shares in Open TV, Inc. pursuant to the Open Agreement, including whether the Borrower is obliged to issue a promissory note or otherwise; and

      (1) on the written request of the Bank inform the Bank regarding the arrangements involving the shares referred to in clause 9.1(e) and in any event the Borrower shall inform the Bank immediately of MIH Finance S.A. calling for a return of such shares and the Borrower shall procure that the arrangements relating to such shares (as provided to the Bank prior to the date of this agreement) shall not be amended in any way.

11.4  Consents

      The Borrower will obtain, maintain in full force and comply in all material respects with any conditions imposed on it in connection with, every authorisation of governmental or public bodies or courts, and do all other acts or things which may from time to time be reasonably necessary under any applicable law for the continued due performance of its obligations under the Borrower's Finance Documents.

11.5  Finance Documents

      The Borrower will observe and perform the obligations, terms and conditions of the Borrower's Finance Documents.

11.6  Insurance

      The Borrower will maintain and will procure the maintenance of such insurance at such levels as a prudent person carrying on a business similar to that of the Borrower's Group would consider reasonably necessary.

11.7  Negative covenants

      The Borrower will not and will procure that no member of the Controlled Borrower's Group will, without first obtaining the Bank's written consent:

      (a) make (whether by acquisition or otherwise) any material alteration to the nature of its business which is likely to have a material adverse effect as carried on at the date of this agreement or change its auditors, its accounting reference date or make, in the opinion of the Bank, any significant changes to its accounting policies from those in force at the date of this agreement, except for such changes as may be necessary to comply with generally accepted accounting principles in the United States or to comply with generally accepted international accounting standards;

      (b) sell any Subsidiary or sell, transfer or lend or otherwise dispose, whether by a single transaction or a number of transactions (related or not) the whole or a substantial part of its undertaking or assets unless, in each case, in respect of tangible property such property becomes unusable or obsolete provided that the whole of the proceeds of such sale (after the deduction of all of the reasonable costs fees and expenses relating to such sale of a type and amount that would be incurred in a typical transaction with a third party on an arms length basis) or other disposal are used to acquire replacement property or unless further, the proceeds of any such sale, transfer, loan or disposal is retained by that member of the Controlled Borrower's Group;

      (c) unless otherwise permitted or envisaged by the terms of this agreement make any acquisition of assets or capital expenditure or undertake any investment of any nature in any person (which shall include the creation of any Subsidiary, the purchase or subscription of any shares in any other company and the forming of any partnership or any other entity) in each case the monetary consideration of which exceeds the amount of US$30,000,000 and in aggregate US$50,000,000 in any period of 12 months the first such period commencing on the date this agreement provided that:

            (i) for the purposes of calculating whether the limits in this sub-clause (c) have been exceeded, the acquisition by the Borrower of shares in Open TV, Inc. pursuant to the Open Agreement shall not be taken into account;

            (ii) to the extent that new monies are available for investment purposes within the Borrower's Group, such monies can be used to make investments up to an additional amount of US$25,000,000 provided that the Borrower can demonstrate to the Bank that such investment will not adversely prejudice the Bank (whether as to the repayment of this Facility or the security in favour of the Bank under the Security Documents). The amount of any monies advanced pursuant to clause 11.7(m)(v) to Open T.V., Inc. shall reduce the amount of further investments that may be made under this sub-clause; and

           (iii) for the purposes of construing what is or is not an investment, the performance by the relevant member of the Controlled Borrower's Group of its general corporate treasury function (which excludes speculative or high risk investments) shall be disregarded;

      (d) enter into, create or permit to subsist any Encumbrance over any of its property, rights and assets other than any Permitted Encumbrance;

      (e) incur any financial obligations or enter into any arrangement in the nature of financial obligations other than Permitted Borrowings and for these purposes in respect of Operational Rights and/or Leases, the Borrower or any member of the Controlled Borrower's Group may enter into further financial obligations thereunder (which shall exclude a substitution of existing Operational Rights and/or Leases where the relevant member of the Controlled Borrower's Group is under no greater liability that it was immediately before the substitution) following 31 December 1998, without the consent of the Bank if the annual payments do not exceed US$5,000,000 in respect of any one transaction, but otherwise consent must be obtained from the Bank which consent shall not be unreasonably withheld and such amounts shall be construed as "Permitted Borrowings";

      (f) undertake any amendment to the structure of the Borrower's Group (other than as set out in respect of the Asia Group, the Technology Group and the Mediterranean Group in schedule 10 to which amendments the Bank shall be deemed to have consented to, subject to the provision of security and legal opinions (in each case in form and substance satisfactory to the Bank and in the case of the reorganisation of the Technology Group, the Bank being satisfied that Mindport (as and when incorporated) will be a member of the Controlled Borrower's Group), provided that if the Bank consents (which, in respect of an amendment relating to a member of the Borrower's Group in respect of which the Bank does not have a pledge of shares, consent shall not be unreasonably withheld or delayed provided that after such amendment the Bank is satisfied with its security) to such reorganisation, the Borrower shall provide to the Bank a revised structure chart, replacing the structure chart contained in schedule 6;

      (g) amend materially the terms of the Permitted Borrowings as in force at today's date, nor otherwise agree any extension or variation of their repayment terms, margin, amount or interest rate;

      (h) redeem or purchase its own shares or provide financial assistance therefor;

      (i) pay any management, consultancy or similar fees howsoever described (other than legal and accounting fees and fees payable on an arms length basis with a third party) nor pay any dividend, return on capital or make any other payment of any nature in respect of any class of its shares or part of any class of its shares directly or indirectly;

      (j)   materially amend the Business Plan or the Mediterranean Business
            Plan;

      (k)   agree to any material amendments to any Material Contract

      (1) make any prepayments or repayments of Intercompany Loans, nor make any payments of interest thereunder save that this restriction shall not:

            (i) prevent such payments being made by one member of the Guarantor Group to another member of the Guarantor Group or:;

            (ii) such payments being made by one member of the African Group to another member of the African Group or to a member of the Guarantor Group; or

            (iii) prevent such payments being made in respect of Intercompany
                  Loans permitted under clause 11.7(m);

      (m) make and will procure that no member of the Controlled Borrower's Group makes any Intercompany Loans to any other member of the Borrower's Group provided that this restriction shall not prevent:

            (i) the making of an Intercompany Loan by the Borrower to the Middle East Group in a maximum amount of US$2,200,000 (which the Borrower undertakes will not be way of subscription of shares in any member of the Middle East Group and will be on terms that provide for such loan to be repaid on demand and which will not otherwise be written off or waived); and

            (ii) a member of the Guarantor Group making Intercompany Loans to another member of the Guarantor Group;

            (iii) such Intercompany Loan made pursuant to clause 11.7(c);

            (iv) such Intercompany Loan made by a member of the Controlled Borrower's Group in the ordinary course of its business and is made to another member of the Controlled Borrower's Group; or

            (v) any Intercompany Loan to Open T.V., Inc., in an amount not exceeding US$10,000,000 in any period of 12 months, the first such period commencing on the date of this agreement.

11.8  New assets and rights

      Following the date of this agreement if new assets and/or rights (whether tangible or intangible are acquired by the Borrower or a member of the Controlled Borrower's Group for the purpose of or in connection with its business, the Borrower shall procure that such new assets and/or rights are in its name or in the name of that member of the Controlled Borrower's Group and are used by it or that member of the Controlled Borrower's Group for its business.

11.9  Open TV

     If pursuant to the acquisition of shares in Open T.V., Inc. by the Borrower from Thomson Electronics, the Borrower issues a promissory note in favour of Thomson Electronics, the Borrower shall at all times ensure that it has sufficient amounts available but undrawn under Tranche A and under the Merrill Lynch Facility and the ABSA Facility and/or sufficient cash (or government or equivalent securities) (available for the purpose of honouring such promissory note and not otherwise required by the Borrower's Group for the conduct of its businesses) to honour its obligations under such promissory note on its due date and shall if requested by the Bank authorise Merrill Lynch International to disclose such information to the Bank.

11.10 Change of Status

      If after 28 December 1998 any member of the Borrower's Group (excluding the African Group) changes the nature of its business or commences trading after having been dormant (which shall be given its widest meaning), the Borrower shall inform the Bank of the change in that company's business or status and give full particulars thereof to the Bank. The Bank shall be entitled to require:

      (a) the Borrower or the relevant member of the Borrower's Group or the Controlled Borrower's Group to charge the shares in that company; and/or

      (b) if that company is within the Controlled Borrower's Group to procure that such company enters into a guarantee in favour of the Bank. Any pledge and/or guarantee required under this clause shall be in form and substance satisfactory to the Bank,

      Provided that if a company ceases to be within the Controlled Borrower's Group with the consent of the Bank, the Bank shall release any guarantee given by that company.

11.11 New Companies

      If the Borrower or any member of the Controlled Group (other than the African Group unless the provisions of clause 11.3(j) apply) acquires shares in any company after the date of this agreement, the Bank shall be entitled to require the Borrower to or to procure that:

      (a)   such shares are pledged in favour of the Bank; and/or

      (b) to the extent that such new company would itself become part of the Controlled Borrower's Group, such new company shall enter into a guarantee in favour of the Bank. Any such pledge and/or guarantee to be in form and substance satisfactory to the Bank.

11.12 Proceeds of dilution of Mediterranean Group

      The proceeds of:

      (a)   the listing of NetMed B.V. on the Athens Stock Exchange; and/or

      (b) the sale of shares in NetMed B.V. by Myriad Development B.V. or MIH Finance Limited; and/or

      (c) the dilution (whether pursuant to a sale of shares or the subscription for shares by a third party) of Myriad Development B.V.'s shareholding in MultiChoice Hellas S.A. to between 30% and 40% from the 51% shareholding as at the date of this agreement, shall:

            (i) in the case of proceeds arising from a sale of shares by Myriad Development B.V. and/or MIH Finance Limited be retained by the relevant selling company; and

            (ii) in the case of proceeds from any other sale or dilution be retained by either the relevant selling entity or entity whose shares have been subscribed for,

      and in each such case, the Borrower shall procure that the proceeds so retained of not less than US$15,000,000 shall be invested in the Mediterranean Group to meet its funding requirements (save that prior to such application, the proceeds of such dilution or listing may be used by the relevant entity to acquire Greek government securities or similar securities within normal treasury functions, but so that such monies shall always be available for the Mediterranean Group), provided that if it is demonstrated to the Bank's satisfaction that the funding requirements of the Mediterranean Group are less than US$15,000,000 for a period of 13 months following such sale or dilution and the Mediterranean Group has sufficient funds to meet such funding requirements the excess portion of such proceeds may be utilised within the Controlled Borrower's Group (other than the African Group).

11.13 Certain Mediterranean companies

      The Borrower agrees that in relation to MultiChoice Cyprus Limited, NetMed Hellas S.A. and MultiChoice Hellas S.A. (the "Medcos"), it shall not and shall procure that any company within the Controlled Borrower's Group which is interested in the shares of any Medco or otherwise has representation in the management of any Medco, does not exercise any rights or approve any transaction by a Medco which would be a breach of the terms of this agreement were that Medco a member of the Controlled Borrower's Group.

12.   Default and Acceleration

12.1  Events of Default

      The occurrence of any of the events set out below (whether or not by reason of circumstances beyond the control of the Borrower or any other person) will constitute an Event of Default, namely:

      (a) any Obligor fails to pay any amount due to the Bank under the terms of any Finance Document provided that when such failure is due to technical or administrative difficulty in payment of funds by the bank making the transfer and the relevant Obligor gave instructions to transfer such amount on or before the due date an Event of Default shall be deemed not to have occurred if payment is received by the Bank within two Business Days of the due date;

      (b) the Borrower commits any breach of any provision of this agreement (other than a breach covered by clause (a) above) unless it is a breach which is s capable of remedy, and it has been remedied to the satisfaction of the Bank within fourteen days after the earlier of the date on which the Borrower is aware or ought to have been aware of the occurrence of such breach and the date on which the Bank gives the Borrower notice thereof;

      (c) any party to a Finance Document commits any breach of any provision of that Finance Document (other than one covered by clauses (a) or (b) above) unless, in the case of a breach which the Bank considers is capable of remedy, the breach has been remedied to the satisfaction of the Bank within fourteen days after the earlier of the date on which the Borrower is aware or ought to have been aware of the occurrence of such breach and the date on which the Bank gives the Borrower notice thereof;

      (d) any representation or warranty made by any Obligor in or pursuant to any Finance Document or in any notice, certificate or statement referred to in or delivered pursuant to any such Finance Document is, or proves to be, untrue or incorrect in any material respect in the context of the Group's business or its financial condition as of the date on which it is made or deemed to be made;

      (e) any financial obligation of a member of the Borrower's Group in excess of US$5,000,000 (or in the equivalent amount in any relevant currency) is not paid when due or within any applicable grace period or (if payable on demand) is not paid when demanded or becomes payable or is capable of being made payable before its due date by reason of default or any facility under which financial obligations can arise ceases to be available (other than by the expiration of its term) or becomes capable of being terminated by reason of any event of default, or cash collateral is required in respect of such a facility;

      (f) any Encumbrance securing financial obligations in excess of US$5,000,000 over property, assets or undertaking of the Borrower's Group's becomes enforceable;

      (g) any member of the Borrower's Group commits material breach of any provision of the Licence granted to it, or of any Material Contract and such breach is not remedied to the satisfaction of the Bank acting in good faith within ten days after the occurrence of such breach or in respect of a Licence within any shorter time limit specified by the relevant regulatory authority issuing such licence;

      (h) any member of the Borrower's Group begins negotiations with one or more classes of its creditors with a view to the readjustment or rescheduling of any of its financial obligations;

      (i) a petition is presented, an order is made or a resolution passed for winding-up of any member of the Borrower's Group (other than (i) for the purposes of an amalgamation or reconstruction previously agreed to in writing by the Bank (which agreement of the Bank may not be unreasonably withheld or delayed provided that the Bank is reasonably satisfied with its security following such amalgamation or reconstruction); and (ii) in case of a petition issued in the course of a dispute being contested on reasonable grounds and in good faith and such petition is dismissed, stayed or vacated within seven days of its presentation and in any event prior to the advertisement of such petition) or a notice is issued convening a meeting for the purpose of passing any such resolution;

      (j) any member of the Borrower's Group is dissolved or ceases or threatens to cease to carry on its business or any substantial part of it or becomes or is deemed to be unable to pay its debts as and when they fall due or stops payment of its debts;

      (k) a receiver, administrative receiver, trustee or similar officer is appointed in respect of any property or assets of a member of the Borrower's Group;

      (1) a notice is issued convening a meeting (for the purpose of considering a composition or moratorium in respect of its debts) of, or a member of the Borrower's Group proposes or enters into any arrangement or composition with, its creditors or agrees or declares a moratorium in respect of any of its debts;

      (m) a petition is presented applying for an administration order or other form of moratorium against a member of the Borrower's Group or an administration order or other form of order for a moratorium is made against a member of the Borrower's Group;

      (n) any judgment or order made against a member of the Borrower's Group is not complied with within ten days of the date the judgment or order or any execution, distress, sequestration or other process is levied or enforced upon or against any of the a member of the Borrower's Group property or assets (the value of which in aggregate, exceeds US$5,000,000 (or in the equivalent amount in any relevant currency));

      (o) any event occurs or proceedings taken in relation to a member of the Borrower's Group in any jurisdiction which has a similar, equivalent or analogous effect to any of the events detailed in paragraphs
            (i)-(n) inclusive;

      (p) there is a change of direct or indirect control of the Borrower (other than where the proceeds of such change results in the repayment of all amounts due or owing under this agreement);

      (q) it becomes unlawful for any Obligor to perform its obligations under any Finance Document or any rights conferred upon the Bank by any provisions of the Finance Documents in any respect cease to be legal, valid, binding and enforceable,;

      (r) any Licence or any authority is revoked such that a member of the Borrower's Group cannot legally operate its business and any such revocation is likely to have a material adverse effect provided that any revocation of the analogue licence in respect of the business carried out by NetMed BV or its Subsidiaries shall constitute a material adverse effect;

      (s) any Material Contract referred to in paragraph 4 of schedule 9 is terminated or notice is given to the relevant member of the Borrower's Group to terminate such contract in circumstances where that member of the Borrower's Group is not able to enter into a replacement contract which is satisfactory to the Bank within 90 days;

      (t) any government authority in a jurisdiction in which a member of the Borrower's Group carries on its business takes any steps (including the passing of any law) to nationalise that member of the Borrower's Group's business or to expropriate any of its assets and such action has a material adverse effect provided that any such action in respect of the business carried out by the Mediterranean Group on the one hand, or in South Africa, on the other hand, shall each constitute a material adverse effect; or

      (u) an event occurs which has a material adverse effect.

12.2  Acceleration

      On or at any time after the occurrence of an Event of Default, the Bank may, by notice in writing to the Borrower:

      (i) declare the Loan to be immediately due and payable (whereupon it will become so payable together with accrued interest and any other amounts then owed by the Borrower under this agreement) or declare the Loan to be due and payable on demand of the Bank; and/or

      (ii) declare that any undrawn portion of the Facility will be cancelled whereupon the same will be cancelled and the Tranche A Available Commitment and the Tranche B Available Commitment will be reduced to zero; and/or

      (iii) exercise all or any of its rights under any of the Security
            Documents.

12.3  Subsequent demand

      If pursuant to clause 12.2 the Bank declares the Loan to be due and payable on demand then and at any time thereafter the Bank may by written notice to the Borrower:

      (a) call for repayment of the Loan on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest and on any other sums then owed by the Borrower under this agreement) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

      (b) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of less than one month.

13.   Change of Circumstances

13.1  Increased costs

      If, by reason of any change in law or its official interpretation or administration or complying with any requirement, directive, request, guideline or notice whether or not having the force of law of any banking or other authority (a "regulatory requirement") (including any law or regulatory requirement relating to taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements) the Bank (or any member of Bank's Group) incurs:

      (a) a cost directly or indirectly as a result of the Bank making available, funding or maintaining the Facility; or

      (b) any reduction in the amount of any payment to the Bank under this agreement or in the effective return which such payment represents to the Bank or on its capital; or

      (c) a cost in funding or maintaining all or any of the Advances comprised in a class of advances formed by or including the Facility; or

      (d) a liability to make a payment, or the loss of a return, calculated by reference to any amounts received or receivable by the Bank under this agreement,

      then, subject to clause 13.2 (Excepted costs), the Bank will then promptly notify the Borrower in writing and the Borrower will on demand pay to the Bank such amounts as the Bank certifies as will compensate the Bank for such increased cost (or such proportion of such increased costs as is attributable to the Bank funding or maintaining the Facility), reduction, liability or loss.

13.2  Excepted costs

      Clause 13.1 (Increased costs) will not apply to any cost, reduction or liability arising from a tax on the overall net income of the Bank.

13.3  Illegality

      If it has become or with effect from a specified date shall become:

      (a) unlawful as a result of any change in law or any change in its official interpretation or administration; or

      (b)   contrary to or inconsistent with any regulatory requirement,

      for the Bank to maintain or give effect to its obligations under this agreement, the Bank will promptly notify the Borrower in writing and the Facility will be cancelled immediately and, if the Bank is requires, the Borrower will, within the time required by the relevant law or regulation, repay to the Bank the Loan in full as provided for in clause 13.5 (Prepayment).

13.4  Substitute basis

      If the Bank is unable to determine or ascertain LIBOR for any Interest Period then:

      (a) the Bank will promptly notify the Borrower in writing stating the circumstances which have caused it to give such notice;


      (b) the Bank's obligations under this agreement will be suspended while the circumstances specified in the Bank's notice continue;

      (c) the Borrower and the Bank will use reasonable efforts to agree on an alternative interest rate for the relevant Interest Period;

      (d) any alternative interest rate or basis on which the Borrower and the Bank have agreed will take effect according to its terms;

      (e) if an alternative interest rate is not agreed on by the Borrower and the Bank within ten Business Days of the date of the Bank's notice under sub clause (a) above then the Bank will set an Interest Period and an interest rate representing the cost to the Bank of funding in US Dollars the Loan or the relevant Advance or together with the Margin; and this procedure will be repeated at the end of each Interest Period for as long as the circumstances specified in the Bank's notice continue; and

      (f) if the Borrower does not agree with an interest rate set by the Bank under sub clause (e) above the Borrower may on giving not less than 10 Business Days notice to the Bank prepay the Loan as provided for in clause 13.5 (Prepayment), and the Facility and the Available Commitment will terminate and be reduced to zero.

13.5  Prepayment

      Where the obligations of the Bank are to be cancelled and the Loan is to be prepaid by the Borrower pursuant to clause 13.1 (Increased costs) or
      13.3 (Illegality) or 13.4 (Substitute basis):

      (a) the Borrower will simultaneously with such prepayment pay to the Bank of accrued interest on the Loan to the date of actual payment and all other amounts payable by the Borrower to or for the account of the Bank pursuant to this agreement; and

      (b) the Tranche A Available Commitment and the Tranche B Available Commitment will be reduced to zero.

13.6  Certification

      The certificate of the Bank as to the amount of any additional cost, interest, compensation or expense payable pursuant to clause 13.1 (Increased costs) or 13.3 (Illegality) or 13.4 (Substitute basis) shall, save for manifest error, be prima facie evidence thereof.

14.   Indemnity

14.1  Default and early repayment

      The Borrower will on demand indemnify the Bank against every loss or expense which the Bank may suffer as a result of:

      (a) its funding an Advance or making arrangements to fund an Advance requested by the Borrower not being made on its Drawdown Date as a result of any act or omission on the part of the Borrower; or

      (b) the occurrence of an Event of Default (giving credit for any interest paid under clause 5.2 (Default interest); or

      (c) from any accelerated repayment under clauses 12.2 or 12.3 (Events of Default); or

      (d) the whole or part of the Loan being repaid or prepaid by the Borrower for any reason other than on an Interest Payment Date;

      including:

            (i) any loss or expense suffered by the Bank in liquidating or re-employing deposits from third parties acquired or arranged to effect or maintain the Loan; and

            (ii) any loss or expense incurred in closing out, terminating or utilising for different purposes any swap agreements or other hedging transactions entered into by the Bank or the Borrower in connection with this agreement.

14.2  Currency indemnity

      (a) If any sum due from the Borrower under any Finance Document to which it is a party or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under any Finance Document or (under such order or judgment into another currency (the "second currency") for the purpose of:

            (i)   making or filing a claim or proof against the Borrower;

            (ii)  obtaining an order or judgment in any court or other tribunal;
                  or

            (iii) enforcing any order or judgment given or made in relation thereto

            the Borrower shall indemnify and hold the Bank harmless from and against any loss suffered as a result of any discrepancy between:

                  (A) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and

                  (B) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part of any such order, judgment, claim or proof.

      (b) The Borrower shall indemnify the Bank on demand against any loss incurred by it as a result of any judgment or order being given or made for the payment of any amount due under any Finance Document to which it is a party and such judgment or order being expressed in a currency other than that in which such amount is payable under such Finance Document and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under such Finance Document and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

15.   Set-off

15.1  Set-off

      Following the occurrence of an Event of Default or Potential Event of Default, the Bank may at any time without further notice to the Borrower:

      (a) combine or consolidate any accounts of the Borrower of any nature; and/or

      (b) set-off or transfer any monies standing to the credit of any such accounts in or towards satisfaction of the Borrower's obligations under the Borrower's Finance Documents,

      provided that nothing in this clause shall constitute an Encumbrance.

15.2  Time deposits

      The Bank may exercise its rights under clause 15.1 (Set-off) even if such monies have been deposited with the Bank for a specific period and that period has not expired.

15.3  Conversion of currencies

      Where such combination or set-off requires the conversion of one currency into another, such conversion will be calculated at the Bank's spot rate of exchange between the currencies at the time of the combination or set-off.

16.   Assignment and transfers

16.1  Transfers

      After having obtained the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) the Bank may at any time assign or otherwise transfer in accordance with this clause all or any of its rights, benefits and obligations (or any combination of them) under the Finance Documents to another bank or other lending institution (a "New Bank") in consideration of the agreement of such New Bank to perform the Bank's obligation, under this agreement.

16.2  Effect of assignment/transfer

      If the Bank assigns or transfers its rights, benefits and obligations, all references in this agreement to the Bank shall thereafter be construed as references to the New Bank and the Borrower shall thereafter only look to the New Bank (to the exclusion of the Bank) in respect of the Bank's obligations under this agreement.

16.3  Sub participations

      The Bank may enter into sub participations in respect of this agreement without restriction.

16.4  Disclosure of information

      The Bank may disclose to any actual or potential transferee, assignee or to any person who may otherwise enter into contractual relations with the Bank in relation to the Finance Documents such information about the Borrower as the Bank reasonably considers appropriate provided that the Bank obtains from any actual or potential transferee, assignee or from any person with whom the Bank proposes to enter into contractual relations an undertaking in favour of the Borrower to keep all information disclosed to it confidential.

17.   Miscellaneous

17.1  Time of the essence

      Time will be of the essence of the performance of the obligations of the parties hereto under or in connection with the Finance Documents.

17.2  Delay

      The rights of a party under this agreement will not be prejudiced by any delay in exercising them or by any other act done or omitted by the party which but for this clause might have been deemed a waiver of such rights nor will any exercise of any such right preclude any further exercise of such right or any other right.

17.3  Severability

      Each of the provisions of each of the Borrower's Finance Documents is severable and distinct from the others and if at any time one or more of such provisions is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of each of the Borrower's Finance Documents will not in any way be affected or impaired.

17.4  Rights cumulative

      All rights of the Bank are cumulative and any express right conferred on the Bank under the Borrower's Finance Documents may be exercised without prejudicing or being limited by any other express or implied right of the Bank.

17.5  Inconsistencies

      If there is any conflict or inconsistency between this agreement and any other Finance Document, this agreement will prevail.

17.6  Entire agreement

      The Borrower's Finance Documents sets out the entire agreement between the Borrower and the Bank in connection with the subject matter of the Borrower's Finance Documents and supersedes and replaces all previous agreements and arrangements relating thereto.

17.7  Counterparts

      This agreement may be entered into in any number of counterparts and by the parties to it on each separate counterpart, each of which when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

18.   Notices

18.1  Method of giving notices

      Any demand for payment or any other demand, notice, consent or communication made or given to a party under or in connection with this agreement must be in writing and may be hand delivered to or sent by first class post to any address for service of that party or sent by facsimile to any facsimile number for service of that party referred to in this clause. Any such demand will be validly made whether or not it contains a statement as to the amount of the liabilities of the Borrower under this agreement or an inaccurate or incomplete statement of such liabilities.

18.2  Borrower's address for notices

      The address for service of the Borrower referred to in clause 18.1 (Method of giving notices) are either of:

            Jupiter Straat 13-15, 2132
            HC Hoofddorp
            The Netherlands

            Attention: Mr Allan Rosenzweig

            Fax number: 31 23 556 2880

            or at such other address or fax number as the Borrower may have been notified by the Bank.

18.3  Bank's address for notices

      The address and facsimile number for service of the Bank referred to in clause 18.1 (Method of giving notices) are Camomile Court, 23 Camomile Street, London EC3A 7PP.

      Attention: Miss Debbie Bardwell

      Fax: 0171 444 8810

      or such other address or facsimile number from time to time notified by the Bank.

19.   Law and Jurisdiction

19.1  Law

      This agreement is governed by English law.

19.2  Courts of England

      Without limiting clause 19.3 (Other courts), the courts of England will have jurisdiction to settle any disputes which may arise out of or in connection with this agreement.

19.3  Other courts

      Clause 19.2 (Courts of England) is for the exclusive benefit of the Bank which reserves the right to bring proceedings in respect of any matter which arises out of or in connection with this agreement in the courts of any country which have or claim jurisdiction in relation to that matter.

19.4  Waiver of objection

      The Borrower or any other party not resident in England waives any objection on the ground of inconvenient forum to any proceedings which relate to this agreement being brought:

      (a)   in the courts of England; and

      (b) in any other courts by virtue of clause 19.3 (Other courts).

19.5  Service of process

      The Borrower agrees:

      (a) that any process or other document connected with proceedings in the English courts which relate to this agreement will be treated for all purposes as having been duly served on the Borrower if it is received by Mallinicks presently of 25 Saville Row, London W1X 1AA; and

      (b) that if, at any time, the Borrower fails to maintain a process agent in London authorised to receive such process and documents, the Bank may, on the Borrower's behalf, appoint any person whom the Bank thinks appropriate to be the Borrower's process agent in London and that appointment will be, in every respect, as effective as if made by the Borrower itself.

19.6  No exclusion or limitation of rights

      Nothing in this clause 19 excludes or limits any right which the Bank may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

19.7  Proceedings in more than one jurisdiction

      If the Bank commences proceedings in any one jurisdiction in connection with this agreement that will not prevent the Bank from commencing proceedings (whether concurrently or not) with respect to this agreement in another jurisdiction.

This agreement has been entered into on the date shown at the beginning of this agreement.

                                   SCHEDULE 1

                               Notice of Drawdown


To: MeesPierson N.V.
    Camomile Court
    23 Camomile Street
    London EC3A 7PP

            1999


Dear Sirs

US$50,000,000 Short Term Loan Facility (the "Facility")

We refer to the loan agreement (the "Agreement") dated ___________ 1999 relating to the Facility made between the Borrower and the Bank.

Terms defined in the Agreement will have the same meaning when used in this Notice.

We give you notice that we wish to make a drawing of US$[_________] under [Tranche A/Tranche B](1) on [____________] 1999.

The funds should be [remitted to [__________] in the case of Tranche A/retained by the Bank to satisfy our obligation to pay interest to the Bank under clause
5. 1](2).

We confirm that:

(a)   no Event of Default or Potential Event of Default has occurred;

(b) the representations and warranties contained in clause 10 of the Agreement are true and accurate in all material respects as of the date hereof and the undertakings contained in clause 11 of the Agreement have at all times been complied with in all respects; and






----------

(1)   Delete as applicable
(2)   Delete as applicable

(c) the borrowing to be effected by such drawing is within our powers, has been validly authorised by all appropriate action and will not cause any limit on our borrowing (whether imposed by our articles of association or by-laws or any law, regulation, agreement or otherwise) to be exceeded.

                                        Yours faithfully


                                       for and on behalf of
                                          MIH LIMITED

                                   SCHEDULE 2

                                 Guarantor Group


MIH Holdings SA (Lux)

Paltech Limited

MIH Investments S.A. (Lux)

MIH Finance S.A. (Lux)

Myriad International Holdings BV

Myriad Holdings Africa BV

Myriad International Holdings Asia BV

Irdeto BV

Irdeto Consultants BV

NetMed BV

Myriad Development BV

Synergistic Network Development SA

Parowan Limited

Talisman Enterprises Limited

TV/Com International Inc.

                                   SCHEDULE 3

                Guarantor Security Referred to in Clause 9.1 (b)


Guarantor                                Subsidiary
---------                                ----------

                                         MIH Investments S.A.
1.   MIH Holdings S.A.                   MIH Finance S.A.

                                         Myriad International Holdings B.V.
2.   MIH Investments S.A.
                                         Villiers Securities Limited
3.   MIH Finance S .A.

4.   Myriad International Holdings B.V.  Myriad Holdings Africa B.V.
                                         Myriad International Holdings Asia B.V.
                                         Irdeto B.V.
                                         Irdeto Consultants B.V.
                                         NetMed B.V.

5.   NetMed B.V.                         MultiChoice Cyprus Limited
                                         NetMed Hellas S.A.
                                         Myriad Development B.V.
                                         Synergistic Network Development S.A.

6.   Myriad Development B.V.             NetMed Hellas S.A.
                                         MultiChoice Hellas S.A.

7.   Parowan Limited                     TV/Com International Inc.

                                   SCHEDULE 4

                           Controlled Borrower's Group

MIH Intelprop Holdings Limited

Myriad Services Limited

Parowan Limited

Talisman Enterprises Limited

TV/Com International Inc

MIH Holdings S.A.

MIH Investments S.A.

MIH Finance S.A.

Myriad International Holdings B.V.

SWL Lisenz Verwaltungs Gmbh

Villiers Securities Limited

Paltech Limited

Myriad Holdings Africa B.V.

Intervision (Services) Holdings B.V.

Intervision (Services) B.V.

Myriad International Programming Services B.V.

Myriad International Holdings Asia B.V.

MIH Clina Limited

Irdeto B.V.

Irdeto Consultants Inc

Irdeto Consultants (Pty) Limited

Irdeto Consultants B.V.

NetMed B.V.

Myriad Development B.V.

Synergistic Network Development S.A.

NeMed Mediterranean S.A.

Each member of the Africa Group (other than Myriad Holdings Africa B.V.)

                                   SCHEDULE 5

                              Conditions Precedent

     The conditions precedent referred to in clause 3.1 (Conditions Precedent) are set out in parts I and II below.

                                     Part I

The receipt by the Bank of the following documents and evidence in form and substance satisfactory to the Bank and any other conditions referred to below:

(a) a certified copy of the constitutional documents (including certificates of incorporation) of each Obligor including copies of all resolutions required to be embodied in or annexed to them under the provisions of the laws of the jurisdiction of its incorporation;

(b) a copy of a resolution of the board of directors of the Borrower approving the Borrower's Finance Documents, the borrowing of the Facility by the Borrower and the obligations of the Borrower entered into under the Borrower's Finance Documents and authorising an appropriate person or persons to execute and deliver the Borrower's Finance Documents on its behalf together with any other notice, letter or other communication to be given by the Borrower pursuant to the Borrower's Finance Documents and attaching to such resolutions specimen signatures authenticated by the secretary of the Borrower of the person or persons so authorised;

(c) copies of such authorisations as the Bank may require from each of the parties to the Finance Documents (other than the Borrower) approving the Finance Document to which it is a party, the obligations of such party under the relevant Finance Document and authorising an appropriate person or persons to execute and deliver the relevant Finance Document on such party's behalf together with any other notice, letter or other communication or document to be given or entered into in connection with the relevant Finance Document and attaching to such authorisation specimen signatures authenticated on behalf of each party;

(d) such legal opinions from the legal advisers to the Bank in the jurisdiction of where each Obligor is incorporated;

(e) evidence that the person referred to in each of the Finance Documents expressed to be governed by English law as being appointed as the agent for service of process on behalf of the relevant Obligor has agreed to act as that Obligor's agent for the service of process in England;

(f) the Finance Documents executed by the parties to the Finance Documents other than the Bank;

(g) evidence as to the Licences in force at the date of this agreement in respect of the members of the Borrower's Group and of compliance with regulatory matters for the conduct of the business of the Borrower's Group;

(h) the latest annual audited consolidated accounts of the Borrower's Group (for the year ending 31 March 1998) evidencing that the aggregate share capital and share premium of the Borrower is equal to or greater than US$585,000,000;

(i) copies certified by a director of the Borrower of the management/shareholder agreements in place in respect of NetMed B.V. and its Subsidiaries and United Broadcasting Corporation Public Company Limited/Material Contracts;

(j) all necessary consents and authorisations (whether under any Permitted Borrowings, any law to which it is subject or constitutional documents) for the relevant Obligor to enter into and perform this obligations under the Finance Documents to which each Obligor is a party;

(k) confirmation that 310 million South African Rand has been deposited by MultiChoice Africa (Pty) Limited in a cash collateral account with Merrill Lynch South Africa(Pty) Limited;

(1) confirmation from Merrill Lynch International addressed to the Bank confirming that the Merrill Lynch Facility is available for utilisation by the Borrower without condition and further is not capable of revocation or non-utilisation by Merrill Lynch International for any reason whatsoever; and

(m) copy bank statements as at 31 December 1998 showing a minimum credit balance of US$65,000,000 in the name of United Broadcasting Corporation Public Company Limited.


                                     Part II

Payments

     (a) The payment to the Bank of all costs and expenses incurred by the Bank in connection with the preparation, negotiation and execution of the Finance Documents including all legal and other out-of-pocket expenses and any related Value Added Tax in accordance with clause 7.3(a).

     (b) The payment to the Bank of the fees referred to in clause 7.1.

                                    Part III


     (a) All representations and warranties set out in clause 10 (Representations and Warranties) are true and accurate in all respects as of the proposed Drawdown Date of an Advance and will be true and accurate in all material respects immediately after that Advance is made (except for any representation or warranty limited by its terms to a specific date);

     (b) no change in the financial condition of the Group has occurred since the date of this agreement which may have a material adverse effect;

     (c) no Event of Default or Potential Event of Default having occurred or no other event having occurred which, with the giving of notice or lapse of time, would constitute an Event of Default.

THE BORROWER

SIGNED for and on behalf of   ) /s/ LESLEY R. PENFOLD
MIH LIMITED                   )



THE BANK

SIGNED for and on behalf of   ) /s/ MICHAEL DUNNING
MEESPIERSON N.V.              )